EXHIBIT (h)(3)

TOWNELEY CAPITAL MANAGEMENT
Investment
Counselors

                                 April 30, 1999

Eclipse Funds
470 Park Avenue South
16th Floor
New York, New York 10016

         Re:      Eclipse Ultra Short Term Income Fund

Ladies and Gentlemen:

This will confirm the fee waiver between Eclipse Funds (the "Trust") and Towneley Capital Management, Inc. ("Towneley"), with respect to Eclipse Ultra Short Term Income Fund (the "Fund"), a series of the Trust.

1. Fee Waiver. Towneley shall waive 0.20% of its management fee payable under the Management Contract dated December 27, 1994 between the Fund and Towneley.

2. Term and Termination. This 0.20% waiver, which became effective January 1, 1999, shall continue in effect through through December 31, 2001.

3. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, the Investment Advisers Act of 1940, or rules, orders or interpretations of the Securities and Exchange Commission or its staff thereunder.

4. Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

5. Limitation of Liability. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund. This agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Fund, as provided in the Trust's Trust Instrument dated July 30, 1986, as amended from time to time.

If the foregoing is in accordance with your understanding of the agreement between us, please indicate your approval by signing and returning a copy of this letter to Towneley at the address above.

                                    Very truly yours,

                                    TOWNELEY CAPITAL MANAGEMENT, INC.


                                    By:      /s/ Wesley G. McCain

                                             Wesley G. McCain
                                             Chairman

Agreed to:

ECLIPSE FUNDS


By:      /s/ Wesley G. McCain

         Wesley G. McCain
         Trustee, Chairman of the Board and President